REPORT OF INDEPENDENT REGISTERED PUBLIC Accounting Firm

To the Board of Directors and Stockholder of
         Caterpillar Financial Services Corporation:

In our opinion, the accompanying statements of consolidated financial position and the related statements of consolidated profit, consolidated changes in stockholder's equity and consolidated cash flows present fairly, in all material respects, the financial position of Caterpillar Financial Services Corporation and its subsidiaries at December 31, 2003, 2002, and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Memphis, Tennessee
January 27, 2004, except as to Note 16 which is as of June 10, 2004